Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Jana Haynes	Wendy Watkins
(507) 437-5248	(507) 437-5345
jlhaynes@hormel.com	media@hormel.com

HORMEL FOODS ACHIEVES RECORD FIRST QUARTER EARNINGS AND RAISES FISCAL 2016 GUIDANCE

AUSTIN, Minn. (February 16, 2016) – Hormel Foods Corporation (NYSE: HRL) today reported record performance for the fiscal year 2016 first quarter.

All comparisons are to the first quarter of fiscal 2015.  All earnings per share measures have been adjusted to reflect the two-for-one stock split distributed on February 9, 2016.

SUMMARY

•                 Record diluted earnings per share of $0.43, up 23 percent from non-GAAP1 adjusted diluted EPS2 of $0.35.  2015 GAAP EPS were $0.32.

•                 Dollar sales of $2.3 billion, down 4 percent; volume down 3 percent.

•                 Grocery Products operating profit up 26 percent as compared to 2015 non-GAAP1 adjusted segment operating profit2; volume down 5 percent; dollar sales down 4 percent.  Operating profit up 58 percent as compared to 2015 GAAP operating profit.

•                 Refrigerated Foods operating profit up 65 percent; volume up 5 percent; dollar sales up 2 percent.

•                 Jennie-O Turkey Store operating profit down 2 percent; volume down 23 percent; dollar sales down 15 percent.  Decreases reflect the substantial impact of the avian influenza outbreak, as flocks lost in 2015 created large volume shortfalls in operations and sales.

•                 Specialty Foods operating profit up 44 percent; volume down 4 percent; dollar sales down 10 percent.

•                 International & Other operating profit up 1 percent as compared to 2015 non-GAAP1 adjusted segment operating profit2; volume up 4 percent; dollar sales down 7 percent.  Operating profit up 69 percent as compared to 2015 GAAP operating profit.

The company reported fiscal 2016 first quarter record net earnings of $235.1 million, up 25 percent from non-GAAP1 adjusted net earnings2 of $187.3 million last year.  2015 GAAP net earnings were $171.7 million.  Diluted earnings per share for the quarter were $0.43, up 23 percent from non-GAAP1 adjusted diluted earnings per share2 of $0.35 last year.  2015 GAAP diluted earnings per share were $0.32.  Sales for the quarter were $2.3 billion, down 4 percent from last year.

COMMENTARY

“We are pleased to report a double-digit earnings increase for the quarter, with four of our five segments posting earnings growth,” said Jeffrey M. Ettinger, chairman of the board and chief executive officer. “This marks our eleventh consecutive quarter of achieving record earnings results.”

“Our commitment to investing in the sustained growth of the business is evident in our results.  Our business performance continues to be influenced by our company-wide spirit of innovation, increased brand support, prudent capital investment, and portfolio-expanding acquisitions,” commented Ettinger.  “While sales were muted this quarter by turkey supply constraints and lower pricing due to declining pork markets, we enjoyed strong performance from many great products across our portfolio, such as HORMEL GATHERINGS® party trays, APPLEGATE® natural breakfast sausage, HORMEL® FIRE BRAISEDTM meats, MUSCLE MILK® PRO SERIES protein beverages, and WHOLLY GUACAMOLE® refrigerated dips.”

SEGMENT OPERATING HIGHLIGHTS – FIRST QUARTER

Grocery Products (17% of Net Sales, 17% of Total Segment Operating Profit)

Grocery Products segment profit increased 26 percent over adjusted 2015 results2, benefiting from favorable raw material costs and improved plant efficiencies.  Segment profit increased 58 percent as compared to 2015 GAAP segment profit.  Sales fell 4 percent, with overall softer results partially offset by increased sales of WHOLLY GUACAMOLE® refrigerated dips and HORMEL® bacon toppings.

Refrigerated Foods (51% of Net Sales, 45% of Total Segment Operating Profit)

Refrigerated Foods segment profit increased 65 percent driven by higher pork operating margins and strong results in our value added businesses.  Dollar sales were up 2 percent with the addition of the Applegate business, growth of retail products including HORMEL® CURE 81® bone-in hams and HORMEL® refrigerated entrees, and increased sales of foodservice products such as OLD SMOKEHOUSE® bacon and HORMEL® NATURAL CHOICE® deli meats.

Jennie-O Turkey Store (16% of Net Sales, 24% of Total Segment Operating Profit)

Jennie-O Turkey Store segment profit declined 2 percent and sales were down 15 percent.  The reductions reflect the substantial impact of the avian influenza outbreak that occurred in 2015, as previously lost flocks created significant volume shortfalls in plant operations and sales.

Specialty Foods (10% of Net Sales, 7% of Total Segment Operating Profit)

Specialty Foods delivered a 44 percent segment profit increase.  Results reflect favorable input costs and synergies captured within the CytoSport and Century Foods supply chain.  Sales decreased 10 percent as increased sales of MUSCLE MILK® protein products did not fully offset lower sales of sports nutrition contract packaging.

International & Other (6% of Net Sales, 7% of Total Segment Operating Profit)

International & Other posted a segment profit increase of 1 percent over adjusted 2015 results2, while sales were down 7 percent.  Segment profit increased 69 percent as compared to 2015 GAAP segment profit.  Results reflect unfavorable currency rates and softer sales in key markets, which offset SKIPPY® peanut butter sales gains.

OUTLOOK

“Our strong earnings performance in the first quarter, led by Refrigerated Foods, Grocery Products, and Specialty Foods, along with the positive momentum at Jennie-O Turkey Store, has given us confidence to raise our fiscal 2016 earnings guidance range from $1.43 to $1.48 per share to $1.50 to $1.56 per share,” stated James P. Snee, President and Chief Operating Officer.

“We expect favorable input costs to continue for Refrigerated Foods, Grocery Products, and Specialty Foods, while we look for pork operating margins to moderate as the year progresses,” commented Snee.  “Our turkey production is on pace to return to normalized levels by the end of the second quarter, positioning Jennie-O Turkey Store for strong growth in the back half of fiscal 2016 with our on-trend portfolio of JENNIE-O® turkey products.  We expect International to achieve improved results with increased sales of our SKIPPY® peanut butter and SPAM® family of products.”

“As part of our efforts to drive revenue growth, we are currently investing in our brands through impactful new advertising campaigns for innovations such as our SKIPPY® PB BITES, and core items including HORMEL® pepperoni and MUSCLE MILK® protein products, “ added Snee.

DIVIDENDS

Effective February 16, 2016, the company paid its 350th consecutive quarterly dividend, at the annual rate of $0.58.

CONFERENCE PRESENTATION

A conference presentation will be webcast live at 9:30 a.m. CT on Tuesday, February 16, 2016. Access is available at www.hormelfoods.com.  The webcast replay will be available at 11:30 a.m. CT, Tuesday, February 16, 2016, and will remain on our website for one year.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are presented to provide investors additional information to facilitate the comparison of past and present operations.  The non-GAAP adjusted financial measurements are used for internal purposes to evaluate the results of operations and to measure a component of certain employee incentive plans in fiscal year 2015.  Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance.  These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

2 ADJUSTED FINANCIAL MEASURES

Adjusted segment operating profit, net earnings, and diluted net earnings per share exclude charges relating to the closure of the Stockton, California, manufacturing facility and the exit from international joint venture businesses in the first quarter of fiscal 2015.  The tables below show the calculations to reconcile from the non-GAAP adjusted measures to the GAAP measures.

First Quarter

(In thousands, except per share amounts)	2016 Earnings	2015 Non- GAAP Adjusted Earnings	Stockton Plant Closure	International Business Exit	2015 GAAP Earnings
Grocery Products	$ 65,273	$ 51,901	$(10,526)	$	$ 41,375
Refrigerated Foods	166,908	101,152			101,152
Jennie-O Turkey Store	91,303	93,020			93,020
Specialty Foods	26,793	18,576			18,576
International & Other	24,287	23,930		(9,546)	14,384
Total segment operating profit	374,564	288,579	(10,526)	(9,546)	268,507
Net interest & investment expense	(5,370)	(1,929)			(1,929)
General corporate expense	(15,132)	(3,253)			(3,253)
Earnings before income taxes	354,062	283,397	(10,526)	(9,546)	263,325
Income taxes	(119,001)	(96,062)	3,685	770	(91,607)
Net earnings attributable to Hormel Foods Corporation	$ 235,061	$187,335	$ (6,841)	$ (8,776)	$ 171,718

Diluted net earnings per share*	$ 0.43	$ 0.35	$ (0.02)	$ (0.02)	$ 0.32

*Earnings per share does not sum across due to rounding

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, will celebrate its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row.  Hormel Foods also received a perfect score on the Human Rights Campaign’s 2016 Corporate Equality Index, was recognized on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2016 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 28 - 32 in the company’s annual stockholders’ report for the year ended October 25, 2015, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2016 First Quarter Segment Operating Results (dollars in thousands)

	FIRST QUARTER – 13 WEEKS ENDED

NET SALES	January 24, 2016	January 25, 2015	% Change
Grocery Products	$392,218	$409,751	(4.3)
Refrigerated Foods	1,162,121	1,144,215	1.6
Jennie-O Turkey Store	372,066	440,019	(15.4)
Specialty Foods	237,779	263,274	(9.7)
International & Other	128,488	137,814	(6.8)
Total	$2,292,672	$2,395,073	(4.3)

OPERATING PROFIT
Grocery Products	$65,273	$41,375	57.8
Refrigerated Foods	166,908	101,152	65.0
Jennie-O Turkey Store	91,303	93,020	(1.8)
Specialty Foods	26,793	18,576	44.2
International & Other	24,287	14,384	68.8
Total segment operating profit	374,564	268,507	39.5
Net interest and investment expense (income)	5,370	1,929	178.4
General corporate expense	15,132	3,253	365.2
Noncontrolling interest	106	712	(85.1)
Earnings before income taxes	$354,168	$264,037	34.1

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 24,	January 25,
	2016	2015*

Net sales	$2,292,672	$2,395,073

Cost of products sold	1,734,661	1,950,468

GROSS PROFIT	558,011	444,605

Selling, general and administrative	209,948	180,299

Equity in earnings of affiliates	11,475	1,660

OPERATING INCOME	359,538	265,966

Other income & expenses:
Interest & investment (expense) income	(1,963)	1,149
Interest expense	(3,407)	(3,078)

EARNINGS BEFORE INCOME TAXES	354,168	264,037

Provision for income taxes	119,001	91,607
(effective tax rate)	33.60%	34.69%

NET EARNINGS	235,167	172,430
Less: net earnings attributable to noncontrolling interest	106	712
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$235,061	$171,718

NET EARNINGS PER SHARE
Basic	$0.44	$0.33
Diluted	$0.43	$0.32

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	528,862	527,352
Diluted	542,737	540,123

DIVIDENDS DECLARED
PER SHARE	$0.145	$0.125

* Shares and per share figures have been restated to reflect the two-for-one stock split distributed on February 9, 2016.

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands)

	January 24, 2016	October 25, 2015
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$375,215	$347,239
Accounts receivable	554,738	605,689
Inventories	994,826	993,265
Income taxes receivable	-	6,132
Deferred income taxes	-	86,902
Prepaid expenses	13,820	14,383
Other current assets	7,484	9,422

TOTAL CURRENT ASSETS	1,946,083	2,063,032

DEFERRED INCOME TAXES	20,992	-

INTANGIBLES	2,524,430	2,526,703

OTHER ASSETS	535,381	538,357

PROPERTY, PLANT & EQUIPMENT, NET	1,014,003	1,011,739

TOTAL ASSETS	$6,040,889	$6,139,831

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

CURRENT LIABILITIES
Short-term debt	$-	$185,000
Current liabilities excluding debt	1,020,098	1,029,025

TOTAL CURRENT LIABILITIES	1,020,098	1,214,025

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	607,278	674,413

SHAREHOLDERS’ INVESTMENT	4,163,513	4,001,393

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$6,040,889	$6,139,831

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 24,	January 25,
	2016	2015

OPERATING ACTIVITIES
Net earnings	$235,167	$172,430
Depreciation and amortization of intangibles	31,804	32,759
Decrease in working capital	30,795	46,849
Other	(19,075)	(5,536)
NET CASH PROVIDED BY OPERATING ACTIVITIES	278,691	246,502

INVESTING ACTIVITIES
Net purchases of property/equipment	(32,069)	(17,743)
Decrease in investments, equity in affiliates, and other assets	11,088	14,932
NET CASH USED IN INVESTING ACTIVITIES	(20,981)	(2,811)

FINANCING ACTIVITIES
Net payments on short-term debt	(185,000)	-
Dividends paid on common stock	(66,137)	(52,801)
Other	23,663	3,439
NET CASH USED IN FINANCING ACTIVITIES	(227,474)	(49,362)
Effect of exchange rate changes on cash	(2,260)	(1,406)
INCREASE IN CASH AND CASH EQUIVALENTS	27,976	192,923
Cash and cash equivalents at beginning of year	347,239	334,174
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$375,215	$527,097